Exhibit 99.1

1200 South Hayes Street, Suite 1100, Arlington, VA 22202
www.veridian.com

FOR IMMEDIATE RELEASE

Veridian Raises 2003 Earnings Per Share Guidance
to a Range of $1.23 to $1.27

Conference Call Scheduled for Friday, May 30, at 8:30 a.m. ET

ARLINGTON, VA (May 29, 2003) – Veridian Corporation (NYSE: VNX) today announced that due to new contract awards, continued strong operating performance in the second quarter, and reduced interest expense resulting from the prepayment of $25 million of subordinated debt, it is increasing its guidance for the second quarter and full year 2003.

     Veridian’s expectations of higher sales for both the second quarter and full year 2003 are a result of recent classified and unclassified contract wins, with a value of more than $225 million, including a new bundled contract for continuation and expansion of classified work and the previously announced Federal Energy Regulatory Commission contract award. In addition, as previously announced, Veridian anticipates an extension of its largest classified contract beyond the original contract expiration date of September 2003. Further, strong operating performance early in the second quarter indicates the likelihood of improvements in margins for the second quarter and full year 2003.

     On May 28, 2003, the company prepaid the subordinated debt of $25 million that was issued in September 2002 to help fund its acquisition of Signal Corporation. The interest rate on the subordinated debt was 9.5%. The interest rate under Veridian’s bank credit facility is currently under 5.0%. There was no prepayment penalty associated with the early redemption of the subordinated debt.

     The combined effect of higher sales, margin improvements and reduced interest expense has lead Veridian to raise its guidance. Veridian projects its second quarter 2003 revenues to be in the range of $290 million to $295 million, and diluted EPS to be in the range of $0.31 to $0.32, assuming a diluted weighted average number of shares outstanding of 35.5 million. The company projects revenues for the full year of 2003 to be in the range of $1.160 billion to $1.175 billion, and diluted EPS to be in the range of $1.23 to $1.27, assuming a diluted weighted average number of shares outstanding of 35.6 million. Further, the recent strength in the business leads the company to target an organic revenue growth rate in the mid-teens percent for 2004. The company expects to provide more specific guidance for 2004 as it develops its detailed operating budgets later this year. This outlook does not reflect the impact of any future acquisitions.

The following table summarizes the changes in guidance:

Second Quarter 2003	Revised	Previous

Revenues	$290M - $295M	$285M - $290M
Diluted EPS	$0.31 - $0.32	$0.29 - $0.30

Full-Year 2003	Revised	Previous

Revenues	$1,160M - $1,175M	$1,145M - $1,165M
Diluted EPS	$1.23 - $1.27	$1.16 - $1.20

Conference Call Information

     Veridian will conduct a conference call with financial analysts and investors on Friday, May 30, 2003 beginning at 8:30 a.m. ET to discuss the revised guidance. A replay of the conference call will be available from about 11:00 a.m. ET Friday, May 30, through Friday, June 13, 2003. The number for the replay is (800) 428-6051 (U.S./Canada) or (973) 709-2089 (International). The password for the telephone replay is 296282.

     Veridian will offer a live webcast of the conference call via its web site. Interested parties may listen to the live webcast by selecting the conference call link at www.veridian.com/investors. Veridian’s web site should be accessed well in advance of the call to download any necessary audio software. A replay of the webcast will be available on Veridian’s web site through Friday, June 13, 2003.

About Veridian

     Veridian is a leading provider of information-based systems, integrated solutions and services specializing in mission-critical national security programs for the intelligence community, the Department of Defense, and government agencies involved in homeland security. The company’s capabilities include Network Security and Enterprise Protection; Intelligence, Surveillance and Reconnaissance; Knowledge Discovery and Decision Support;

Chemical, Biological and Nuclear Detection; Network and Enterprise Management; and Systems Engineering Services. Veridian employs over 7,300 computer scientists and software development engineers, systems analysts, scientists, engineers and others. For additional information, visit www.veridian.com.

Forward-Looking Information

     Certain statements and assumptions in this news release contain or are based on “forward-looking” information that Veridian believes to be within the definition in the Private Securities Litigation Reform Act of 1995 and involve risks and uncertainties, many of which are outside of our control. Words such as “may,” “will,” “intends,” “should,” “expects,” “plans,” “projects,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue,” or “opportunity” or the negative of these terms or words of similar import are intended to identify forward-looking statements.

     These forward-looking statements are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from those anticipated, including, without limitation: adverse changes in U.S. government spending priorities; failure to retain existing U.S. government contracts or win new contracts; failure to obtain option awards, task orders, or funding under contracts; risks of contract performance; risks of contract termination, either for default or for the convenience of the U.S. government; adverse results of U.S. government audits of our U.S. government contracts; and risks associated with complex U.S. government procurement laws and regulations. These and other risk factors are more fully discussed in the section titled “Risk Factors” in Veridian’s Annual Report on Form 10-K for the year ended December 31, 2002 filed with the Securities and Exchange Commission on March 13, 2003 and, from time to time, in Veridian’s other filings with the Securities and Exchange Commission, including among others, its reports on Form 8-K and Form 10-Q.

     The forward-looking statements included in this news release only are made as of the date of this news release and we undertake no obligation to publicly update any of the forward-looking statements made herein, whether as a result of new information, subsequent events or circumstances, changes in expectations or otherwise.

Media contact:	Investor relations:
Dennis Gauci 703.575.3146	Maureen Crystal 703.575.3140
dennis.gauci@veridian.com	maureen.crystal@veridian.com

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